Exhibit (h)(4)(i)

Amendment No. 1 to the Services Agreement

This Amendment No. 1 (this “Amendment”) to the Services Agreement is entered into by and between Natixis Distribution, L.P., a Delaware limited partnership (the “Broker/Dealer”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”), and is effective as of December 28, 2017.

WHEREAS, the Broker/Dealer and Distributor entered into a Services Agreement, dated October 25, 2016, as may be amended from time to time (the “Agreement”); and

WHEREAS, the Broker/Dealer and Distributor wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.    Appendix A – Fund(s) is hereby deleted in its entirety and replaced with a new Appendix A - Funds attached hereto.

2.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATIXIS DISTRIBUTION, L.P.		ALPS DISTRIBUTORS, INC.

By:	/s/ Beatriz Pina Smith	By:	/s/ Steven B. Price
Name:	Beatriz Pina Smith	Name:	Steven B. Price
Title:	Executive Vice President & Chief Financial Officer	Title:	SVP & Director of Distribution Services

APPENDIX A – FUNDS

Each series offered by the Natixis ETF Trust for which ALPS Distributors, Inc. serves as principal underwriter and distributor.